PURCHASE AND SALE AGREEMENT
AMONG
MID-CON ENERGY III, LLC
(“SELLER”)
AND
MID-CON ENERGY PROPERTIES LLC
(“BUYER”)
AND
MID-CON ENERGY PARTNERS, LP
(“PARTNERSHIP”)
DATED AS OF FEBRUARY 28, 2014

EXHIBITS
A.    Leases
B.    Wells
C.    Material Agreements
D.    Form of Conveyance
E.    Allocation Schedule
SCHEDULES
Schedule 2.2(h)    Surface Rights
Schedule 4.10    Insurance
Schedule 4.14    Rights to Production
Schedule 4.22    Imbalances
Schedule 4.23    Preferential Rights and Transfer Requirements
Schedule 4.24    Tax Jurisdictions
Schedule 4.25    Wells and Facilities Matters
Schedule 4.26(a)    Outstanding AFEs

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement is dated as of February 28, 2014, by and among Mid-Con Energy III, LLC, a Delaware limited liability company (“Seller”), Mid-Con Energy Properties, LLC, a Delaware limited liability company (“Buyer”), and Mid-Con Energy Partners, LP, a Delaware limited partnership (the “Partnership”). Seller and Buyer are sometimes collectively referred to herein as “Parties” and individually referred to as a “Party.”
RECITALS
1.    Seller owns various oil and gas properties and interests, either of record or beneficially, as more fully described in the Exhibits hereto.
2.    Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Assets, in the manner and upon the terms and conditions hereafter set forth.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:
ARTICLE 1
DEFINED TERMS
Section 1.1    Definitions. The following capitalized terms have the meanings given such terms below or elsewhere in this Agreement as set forth below.
“AFE” means authorization for expenditure.
“Affiliate” means, with respect to any specified Person, another Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person, with “control” in such context meaning the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through ownership of voting securities, by contract, or otherwise. Notwithstanding anything to the contrary herein, in no event shall the Partnership or any of its subsidiaries be deemed to be an “Affiliate” of Seller or its Affiliates.
“Agreement” means this Purchase and Sale Agreement, as amended, restated, supplemented or otherwise modified from time to time.
“Allocated Value” is defined in Section 3.2.
“Allocation Schedule” is defined in Section 3.2.
“Acquired Units” is defined in Section 3.1.

“Assets” is defined in Section 2.2.
“Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are authorized or required by law to be closed for business in New York, New York or Dallas, Texas.
“Buyer” is defined in the preamble of this Agreement.
“Buyer Indemnitees” means Buyer and its Affiliates (but expressly excluding any Affiliate that is Seller, any of its controlling equity holders or any of their respective officers, directors, managers, employees, agents, partners, representatives, members, shareholders, subsidiaries, successors and assigns) and their respective officers, directors, managers, employees, agents, partners, representatives, members, shareholders, subsidiaries, successors and assigns.
“Capital Projects” means those capital projects described on Schedule 4.26(a).
“Casualty Loss” is defined in Section 6.5(a).
“Closing” is defined in Section 9.1.
“Closing Date” is defined in Section 9.1.
“Code” means the Internal Revenue Code of 1986, as interpreted by applicable Treasury Regulations.
“Conflicts Committee” is defined in the Partnership Agreement.
“Contract” means any agreement, contract, obligation, promise, understanding or undertaking (whether written or oral and whether express or implied) that is legally binding and (a) under which Seller has or may acquire any rights with respect to the Assets, (b) under which Seller has or may become subject to any Obligation with respect to the Assets, or (c) by which Seller or any of the Assets is or may become bound, but expressly excluding, in all instances, any Seller Derivatives.
“Conveyance” means that certain conveyance the form of which is more particularly set forth on Exhibit D to this Agreement
“Covered Environmental Losses” means Losses by reason of or arising out of:
(a)    Any violation or correction of violation of Environmental Law with respect to the Assets; or
(b)    Any event, omission, or condition associated with ownership or operation of the Assets (including the exposure to or presence of Hazardous Materials on, under, about or released to or from the Assets or the exposure to or release of Hazardous Materials arising out of operation of the Assets at non-Asset locations) including (i) the cost and expense of any remedial or other activities required or necessary under Environmental Laws and (ii) the cost and expense for any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work;
but only to the extent that such violation described in clause (a), or such events, omissions or conditions described in clause (b), occurred or existed before the Closing Date.
“Defensible Title” means such title to each Property that, subject to and except for Permitted Encumbrances:
(a)    Entitles Seller (and, after Closing, Buyer) to receive and retain, without suspension, reduction, or termination, not less than the Net Revenue Interest set forth on Exhibit A or Exhibit B for such Property throughout the life of such Property, except for any decrease (i) caused by actions of any Governmental Authority after the Effective Time that concern pooling, unitization, communitization, or spacing matters or (ii) occurring as a result of events or conditions occurring after the Closing Date;
(b)    Obligates Seller (and, after Closing, Buyer) to bear costs and expenses relating to the maintenance, development, operation and production of Hydrocarbons from each Property in an amount not greater than the Working Interest set forth in Exhibit A or Exhibit B for such Property throughout the life of such Property, except for any increase (i) accompanied by a proportionate increase in the corresponding Net Revenue Interest for such Property, (ii) caused by actions of any Governmental Authority after the Effective Time that concern pooling, unitization, communitization, or spacing matters or (iii) occurring as a result of events or conditions occurring after the Closing Date;
(c)    Is not subject to an adverse claim that would interfere materially with the ownership, use, operation or value of any such Property; and
(d)    Is free and clear of encumbrances, liens and defects.
“Effective Time” means 12:01 a.m. Dallas, Texas time on January 1, 2014.
“Environmental Laws” means all laws, statutes, ordinances, court decisions, rules and regulations of any Governmental Authority pertaining to health or the environment as may be interpreted by applicable court decisions or administrative orders, including the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Federal Water Pollution Control Act, the Occupational Safety and Health Act, the Resources Conservation and Recovery Act (“RCRA”), the Safe Drinking Water Act, the Toxic Substances Control Act, the Superfund Amendment and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, and comparable state and local laws, but excluding all laws, orders, rules, and regulations of the Railroad Commission of Texas relating to spacing, density, setbacks, specifications or grades for equipment or materials (including drilling mud or fluid), well integrity or construction, the prevention of physical or economic waste, or the protection of correlative rights in Hydrocarbons, and, in each case, any cause of action or other rights in favor of third Persons arising therefrom, or relating thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Taxes” means Taxes measured by (a) net income, gross receipts, profits, capital, capital gains, or similar measures or (b) multiple bases (including corporate, franchise, business and occupation, business license, withholding, payroll, employment, social security, unemployment, stamp, occupation, or similar Taxes).
“Facilities” is defined in Section 2.2(d).
“Fundamental Representations” means the representations and warranties made by Seller in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.8 and 4.28.
“GAAP” means accounting principles generally accepted in the United States.
“Governmental Authority” means any federal, state, local, tribal, or foreign government, or any court of competent jurisdiction, regulatory or administrative agency, commission, or other governmental authority that exercises jurisdiction over Seller or any of the Assets.
“Hazardous Materials” means any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise subject to regulation, investigation, control or remediation under any Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “solid waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” or “contaminant,” and includes any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, and, to the extent defined, listed, designated or regulated under Environmental Laws, any asbestos or asbestos containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by product.
“Hydrocarbons” means oil, gas, minerals, and other gaseous and/or liquid hydrocarbons or any combination of the foregoing, produced from and attributable to the Properties.
“Imbalances” means over-production or under-production or over-delivery or under-delivery with respect to Hydrocarbons produced from the Properties, regardless of whether the same arise at the wellhead, pipeline, gathering system, transportation system, processing plant, or any other location, including any imbalances under gas balancing or similar agreements, production handling agreements, processing agreements, and/or gathering or transportation agreements.
“Indebtedness” means, without duplication: (a) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of Seller, whether or not represented by bonds, debentures, notes, or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise; (b) all deferred payment obligations of Seller for the purchase price of property or assets purchased (other than current accounts payable incurred in the ordinary course of business); (c) all obligations of Seller to pay rent or other payment amounts under a lease which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP; (d) all outstanding reimbursement obligations of Seller with respect to letters of credit, bankers’ acceptances, or similar facilities issued for the account of Seller; (e) all obligations of Seller with respect to any hedging, swap, spot market, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; (f) all obligations secured by any lien or encumbrance, other than Permitted Encumbrances, existing on properties owned by Seller, whether or not indebtedness secured thereby is owed by Seller; (g) all guaranties, endorsements (other than endorsements of negotiable instruments in the ordinary course of business), assumptions, and other contingent obligations of Seller in respect of, or to purchase, or to otherwise acquire, indebtedness of others; (h) all premiums, penalties, fees, expenses, breakage costs, and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment as a result of the consummation of the transactions contemplated by this Agreement or in connection with any lender consent; and (i) all of Seller’s obligations of the types referred to in clauses (a) through (h) of this definition, whether interest bearing or otherwise, owed to Seller or any Affiliate thereof.
“Information” is defined in Section 6.3.
“Laws” means all laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments, and codes of Governmental Authorities.
“Leases” is defined in Section 2.2(a).
“Losses” means any and all losses, damages, Obligations, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including court costs and reasonable attorneys’ and experts’ fees) of any and every kind or character.
“Material Agreements” means, to the extent binding on Seller or any of the Assets, any Contract, other than the instruments constituting the Leases, which is one or more of the following types:
(a)    A Contract with Seller or any Affiliate thereof;
(b)    A Contract for the sale, purchase, exchange, or other disposition of Hydrocarbons which is not cancelable without penalty on 60 days prior written notice;
(c)    A Contract to sell, lease, farmin, farmout, exchange, or otherwise dispose of all or any part of the Assets (including contracts containing rights of first refusal, rights of first offer, or put or call rights, but excluding conventional rights of reassignment upon intent to abandon or release a Well or Lease);

(d)    A joint operating agreement, unit operating agreement, unit agreement, or other similar agreement;
(e)    A non-competition agreement or any agreement that purports to restrict, limit, or prohibit Seller from engaging in any line of business or the manner in which, or the locations at which Seller conducts business, including area of mutual interest agreements, or that would obligate Seller to purchase or sell any interest in any Asset(s), purchase any leasehold interest or other asset, or employ and pay for a drilling rig;
(f)    A Contract for the gathering, treatment, processing, storage, or transportation of Hydrocarbons which is not cancellable by Seller without penalty upon sixty (60) or less days notice;
(g)    An indenture, mortgage or deed of trust, loan, credit or note purchase agreement, sale-lease back agreement, guaranty, bond, letter of credit, or similar financial agreement;
(h)    A Contract for the construction and installation or rental of equipment, fixtures, or facilities with guaranteed production throughput requirements or demand charges or which cannot be terminated by Seller without penalty on no more than 60 days’ notice;
(i)    An option, swap, hedge, collar or other derivative contract (including Seller’s Derivatives), including any master agreement and confirmation thereunder;
(j)    A contract that involves performance of services or delivery of goods or materials (other than Hydrocarbons) by or to Seller of an amount or value in excess of $250,000 determined on an annual basis;
(k)    A contract not entered into the ordinary course of business and that involves expenditures or receipts of Seller in excess of $250,000 determined on an annual basis;
(l)    A seismic or geophysical contract; or
(m)    A material software license or other license agreement related to intellectual property involving expenditures of Seller in excess of $25,000 determined on an annual basis.
“Net Revenue Interest” means, with respect to any Property, the interest in and to all Hydrocarbons produced, saved, and sold from or allocated to such Property after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, and other burdens upon, measured by, or payable out or production therefrom.
“Non-Operated Assets” means Assets operated by any Person other than Seller or its Affiliates.

“Obligations” means duties, liabilities, and obligations, whether vested, absolute, or contingent, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether contractual, statutory, or otherwise.
“Partnership” is defined in the preamble to this Agreement.
“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of December 20, 2011, as amended, restated, supplemented or otherwise modified from time to time.
“Partnership Units” means the common units of the Partnership.
“Party” and “Parties” are defined in the preamble to this Agreement.
“Permits” means all permits, licenses, approvals and consents from appropriate Governmental Authorities necessary to conduct operations on or with respect to the Assets.
“Permitted Encumbrances” means:
(a)    The terms and conditions of the Leases and other instruments of record relating to the Wells, including lessor’s royalties, overriding royalties, net profits, carried interests, reversionary interests and similar burdens (payable or in suspense) to the extent that such terms and conditions do not, individually or in the aggregate, operate to reduce the Net Revenue Interest of any Property below that set forth on Exhibit A or Exhibit B for such Property or increase the Working Interest for any Property above that set forth on Exhibit A or Exhibit B for such Property without a proportionate increase in the corresponding Net Revenue Interest for such Property;
(b)    All rights to consent by, required notices to, filings with, or other actions by a Governmental Authority, in connection with the conveyance of the applicable Assets if the same are customarily obtained after such conveyance;
(c)    Conventional rights of reassignment triggered by Seller’s express indication of its intention to release or abandon its interest prior to expiration of the primary term or other termination of such interest;
(d)    Easements, rights of way, servitudes, permits, surface leases and other similar rights with respect to surface operations, on, over, or in respect of any Assets, or restrictions on access thereto, that do not materially interfere with or impair the exploration, development and/or operation of the affected Assets;
(e)    The terms and conditions of the Material Agreements described on Exhibit C, to the extent the same do not, individually or in the aggregate, reduce the Net Revenue Interest for any Property below that set forth in Exhibit A or Exhibit B for such Property or increase the Working Interest for any Property above that set forth in Exhibit A or Exhibit B for such Property without a proportionate increase in the corresponding Net Revenue Interest for such Property;

(f)    Materialmens’, mechanics’, operators’ or other similar liens arising in the ordinary course of business incidental to operation of the Assets if such liens and charges have not yet become delinquent;
(g)    Preferential rights to purchase or similar agreements with respect to which waivers or consents have been obtained from the appropriate parties for the transactions contemplated hereby, or which are listed on Schedule 4.23;
(h)    Third party consents to assignments or similar agreements with respect to which waivers or consents have been obtained from the appropriate parties for the transactions contemplated hereby;
(i)    Errors or omissions in documents related to the Assets caused by oversights in drafting, executing, or acknowledging that (i) a prudent operator, when applying industry standards, would regard as immaterial, (ii) do not affect and have not historically affected the operations of or production from the Assets, and (iii) do not reduce the Net Revenue Interest for any Property below that set forth in Exhibit A or Exhibit B for such Property or increase the Working Interest for any Property above that set forth in Exhibit A or Exhibit B for such Property without a proportionate increase in the corresponding Net Revenue Interest for such Property;
(j)    Defects or irregularities of title as to which the relevant statute(s) of limitations or prescription would bar any attack or claim against Seller’s title;
(k)    Imbalances whether resulting from overproduction or underproduction, and plugging and surface restoration obligations;
(l)    Defects or irregularities resulting from or related to probate proceedings or the lack thereof that have been outstanding for ten years or more;
(m)    The terms and conditions of unitizations, communitizations, poolings and pooling agreements, joint operating agreements and production sales agreements to the extent that such terms and conditions (other than the non-consent provisions of joint operating agreements) do not, individually or in the aggregate, operate to reduce the Net Revenue Interest of any Property below that set forth on Exhibit A or Exhibit B for such Property or increase the Working Interest for any Property above that set forth on Exhibit A or Exhibit B for such Property without a proportionate increase in the corresponding Net Revenue Interest for such Property;
(n)    Rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets and the applicable laws, rules and regulations of such Governmental Authority, except to the extent any of the same have been applied or exercised, individually or in the aggregate, in a manner that operates to reduce the Net Revenue Interest for any Property below that set forth in Exhibit A or Exhibit B for such Property or increase the Working Interest for any Property above that set forth in Exhibit A or Exhibit B for such

Property without a proportionate increase in the corresponding Net Revenue Interest for such Property;
(o)    liens for current period Taxes, or assessments not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business, adequate cash reserves for which are maintained in accordance with GAAP; and
(p)    Any maintenance of uniform interest provision in an operating agreement if waived by the party or parties having the right to enforce such provision or if the violation of such provision would not give rise to the unwinding of the transactions contemplated hereby.
“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.
“Preferential Rights” means any right or agreement that enables any Person to purchase or acquire any Assets or any interest therein or portion thereof as a result of or in connection with the execution or delivery of this Agreement or the consummation or performance of the transactions contemplated by this Agreement.
“Properties” is defined in Section 2.2(c).
“Property Costs” means all capital expenses, joint interest billings, lease operating expenses, lease rental and maintenance costs, royalties, overriding royalties, leasehold payments, Taxes (other than Excluded Taxes), drilling expenses, workover expenses, geological, geophysical and any other exploration or development expenditures chargeable under applicable operating agreements or other agreements consistent with the standards established by the Council of Petroleum Accountant Societies of North America that are attributable to the Assets during the period in question; provided, however, that Property Costs shall not include any liabilities, losses, costs, or expenses arising attributable to: (a) claims, investigations, administrative proceedings, arbitration or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury or other torts, illness or death; property damage (other than damage to structures, fences, irrigation systems and other fixtures, crops, livestock, and other personal property in the ordinary course of business); (b) violation of any Law (or a private cause or right of action under any Law); (c) environmental damage or liabilities, including Remediation obligations for any contamination of groundwater, surface water, soil, sediments, or Facilities; (d) title and environmental claims (including claims that Leases have terminated); (e) claims of improper calculation or payment of royalties (including overriding royalties and other burdens on production) related to deduction of post-production costs or use of posted or index prices or prices paid by Affiliates; (f) gas balancing and other production balancing obligations; (g) Casualty Losses; or (h) any claims for indemnification, contribution, or reimbursement from any third Person with respect to liabilities, losses, costs and expenses of the type described in the preceding clauses (a) through (g), whether such claims are made pursuant to contract or otherwise.
“Purchase Price” is defined in Section 3.1.

“Records” is defined in Section 2.2(f).
“Remediation” means the implementation and completion of any remedial, removal, response, construction, repair, closure, disposal, restoration, or other corrective actions required under Environmental Laws.
“Retained Assets” is defined in Section 6.5(a).
“Schedule” means any disclosure Schedule attached to this Agreement.
“SEC” means the Securities and Exchange Commission.
“SEC Financial Statements” is defined in Section 6.4.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” is defined in the preamble to this Agreement.
“Seller Credit Facility” means that certain loan agreement dated July 25, 2013 between Mid-Con Energy III, LLC and Frost Bank.
“Seller Indemnitees” means Seller, its members and Affiliates (but expressly excluding any Affiliate that is Buyer, a direct or indirect subsidiary of Buyer or any of their respective officers, directors, managers, employees, agents, partners, representatives, members, shareholders, subsidiaries, successors and assigns), and their respective officers, directors, managers, employees, agents, partners, representatives, members, shareholders, subsidiaries, successors and assigns.
“Seller Derivatives” means the option, swap, hedge, collar, and other derivative contracts and agreements to which Seller is party or otherwise bound.
“Seller’s Knowledge” means the actual knowledge of any fact, circumstance or condition by a current officer of Seller, in each case, after due inquiry and the exertion of reasonable diligence.
“Seller-Operated Assets” means Assets operated by Seller or any of its Affiliates.
“Surface Rights” is defined in Section 2.2(h).
“Suspense Funds” means proceeds of production and associated penalties and interest, if any, in respect of any of the Assets that are payable to third parties and are being held in suspense by Seller as the operator of such Assets.
“Tax” means:
(a)    federal, state, local, or foreign taxes, charges, fees imposts, levies, or other assessments, including all net income, gross receipts, franchise, capital, sales, use, ad valorem, value added, transfer, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, fees, assessments, and charges of any kind whatsoever;
(b)    all interest, penalties, fines, additions to tax, or additional amounts imposed by any Governmental Authority in connection with any item described in subsection (a); and
(c)    any liability for any item described in subsections (a) and (b), payable by reason of contract, assumption, transferee liability, operation of Law, or otherwise.
“Tax Claim” is defined in Section 6.8(c).
“Tax Return” is defined in Section 4.24(a).
“Transfer Requirement” means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with the transactions contemplated by this Agreement.
“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Internal Revenue Code of 1986, as amended. All references herein to Sections of the Treasury Regulations shall include any corresponding provision or provisions of Treasury Regulations hereafter proposed or adopted.
“Units” is defined in Section 2.2(c).
“Wells” is defined in Section 2.2(b).
“Working Interest” means, with respect to any Property, the interest in and to such Property that is burdened with the obligation to bear and pay costs and expenses of maintenance, development, and operations on or in connection with such Property, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests, and other similar burdens upon, measured by, or payable out of production therefrom.
Section 1.2    Interpretation and Construction. In interpreting and construing this Agreement, the following principles shall be followed:
(a)    If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). The terms “herein,” “hereof,” “hereby,” and “hereunder,” and other similar terms refer to this Agreement as a whole and not only to the particular Article, Section or subdivision in which any such terms may be employed. The terms “include,” “includes,” and “including” shall be deemed to be followed by “without limitation”. The plural shall be deemed to include the singular, and vice versa.
(b)    Unless the context of this Agreement clearly requires otherwise, references to Articles, Sections, subsections, Exhibits and Schedules refer to the Articles, Sections, and subdivisions of, and Exhibits and Schedules to, this Agreement.

(c)    Any accounting term not otherwise defined herein has the meaning assigned to it under GAAP. Words not otherwise defined herein that have well-known and generally accepted technical or trade meanings in the oil and gas industry are used herein in accordance with such recognized meanings.
(d)    The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.
(e)    Each exhibit, attachment, and schedule to this Agreement constitutes a part of this Agreement and is incorporated herein by reference, but if there is any conflict or inconsistency between the main body of this Agreement and any exhibit, attachment, or schedule, the provisions of the main body of this Agreement shall prevail.
(f)    Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that the Parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.
(g)    Any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto, and any rules and regulations promulgated thereunder.
(h)    Any reference to “$” or “dollars” means United States Dollars.
(i)    The words “will” and “will not” are expressions of command and not merely expressions of future intent or expectation.
ARTICLE 2
PURCHASE AND SALE
Section 2.1    Purchase and Sale. At the Closing, and upon the terms and subject to the conditions of this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Assets, in exchange for the Purchase Price.
Section 2.2    The Assets. As used herein, the term “Assets” means all of Seller’s respective right, title and interest in, to and under the following:
(a)    The oil, gas, and/or mineral leases described on Exhibit A, and any other oil, gas, and/or mineral lease on which any of the Assets are located, together with all interests (including carried interests, royalty interests, overriding royalty interests, mineral interests, production payments and net profits interests) in such leases or derived from such leases in or to any pools or units that include any lands covered by any such leases or that include any Wells, and all tenements, hereditaments, and appurtenances belonging to such leases and such pooled areas or units (the “Leases”);

(b)    All existing oil and/or gas wells located on the lands covered by the Leases, including those wells (and possible well locations and exploratory prospects) specifically described in Exhibit B, together with all injection and disposal wells on such lands (the “Wells”);
(c)    The unitization, pooling and communitization agreements, declarations and orders, and the units created thereby and all other such agreements relating to the Leases and/or the Wells and to the production of Hydrocarbons, if any, attributable to the Leases and/or the Wells (the “Units,” and, together with the Wells and Leases, the “Properties”);
(d)    All production facilities, structures, tubular goods, well equipment, lease equipment, production equipment, pipelines, inventory and all other personal property, fixtures and facilities used in connection with the Properties (collectively, the “Facilities”);
(e)    All Contracts, including those described in Exhibit C;
(f)    All records, files, orders, maps, data, interpretations, seismic data, geological and geographic information, schedules, reports and logs that relate to the Properties’ seismic, engineering, geological, and geophysical data and other records and data relating to the Assets (the “Records”);
(g)    All rights and benefits arising from or in connection with any Imbalances;
(h)    All easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use primarily in connection with, the Properties, including those identified on Schedule 2.2(h) (“Surface Rights”);
(i)    All Hydrocarbons produced from or attributable to the Properties from and after the Effective Time;
(j)    All Hydrocarbon inventories produced from or attributable to the Properties that are in storage at the Effective Time, whether produced before or on the Effective Time;
(k)    The Suspense Funds;
(l)    All trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables and general intangibles, attributable to the Assets with respect to periods of time from and after the Effective Time; and
(m)    All proceeds, accretions, and products of any of the foregoing.

Section 2.3    Receipts and Credits. .
(a)    Allocation of Income and Costs. If the Closing occurs: (i) Buyer shall be entitled to all revenues, production, proceeds, income, and products from or attributable to the Assets from and after the Effective Time, and to all other income, proceeds, receipts, and credits earned (including delay rentals, shut-in royalties, and lease bonuses) with respect to the Assets on or after the Effective Time, and shall be responsible for (and entitled to any refunds and indemnities with respect to) all Property Costs incurred from and after the Effective Time; and (ii) except as expressly set forth to the contrary herein, Seller shall be entitled to all revenues, production, proceeds, income, and products from or attributable to the Assets prior to the Effective Time, and to all other income, proceeds, receipts, and credits earned (including delay rentals, shut-in royalties, and lease bonuses) with respect to the Assets prior to Effective Time, and shall be responsible for (and entitled to any refunds and indemnities with respect to) all Property Costs incurred prior to the Effective Time.
(b)    Determinations. The terms “earned” and “incurred,” as used in this Agreement, shall be interpreted in accordance with generally accepted accounting principles and Counsel of Petroleum Accountants Societies standards. For purposes of this Section 2.3, determination of whether Property Costs are attributable to the period before or after the Effective Time shall be based on when services are rendered, when the goods are delivered, or when the work is performed. For clarification, the date an item or work is ordered is not the date of a pre-Effective Time transaction for settlement purposes, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, shall be the relevant date. For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto including royalties and overriding royalties payable to the owner of the Assets), under this Section 2.3: (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Properties if they are or have been in storage above the pipeline connection, or, if there is no such facility, the applicable LACT meters through which they are run; and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the delivery point sales meters on the pipelines through which they are transported. Buyer shall utilize reasonable interpolative procedures to arrive at an allocation of Hydrocarbon production when exact meter readings or gauging and strapping data is not available.
(c)    Allocation of Taxes. Taxes (other than Excluded Taxes), right-of-way fees, insurance premiums and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before, and the number of days in the applicable period falling at or after, the Effective Time, except that Hydrocarbon production, severance and similar Taxes shall be prorated based on the number of units actually produced, purchased or sold or proceeds of sale, as applicable, before, and at or after, the Effective Time. In each case, Buyer shall be responsible for the portion allocated to the period at and after the Effective Time and Seller shall be responsible for the portion allocated to the period before the Effective Time. After Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Property Costs for which such Party is responsible or revenues to which such Party is entitled (whether entirely or in part) pursuant to this Section 2.3.
(d)    Payments. If Buyer or Seller receives any amount to which the other is entitled pursuant to this Section 2.3, such receiving Party will promptly account for and transmit such amount to the other. If Buyer or Seller pays any amount for which the other is obligated pursuant to this Section 2.3, such paying Party will notify the other, and such other shall promptly reimburse such Party for such amount.
ARTICLE 3
PURCHASE PRICE
Section 3.1    Purchase Price. In consideration for the conveyance of the Assets to Buyer, the Partnership shall pay to Seller at Closing consideration (the “Purchase Price”) which shall consist of a combination of $ 6,998,923.00 and the issuance to Seller of 1,500,000 Partnership Units (the “Acquired Units”).
Section 3.2    Allocation of Purchase Price. The Parties agree that the unadjusted Purchase Price is allocated in accordance with Section 1060 of the Code among the Assets in the amounts set forth in Exhibit E (the “Allocation Schedule”). The “Allocated Value” for any Asset equals the portion of the unadjusted Purchase Price allocated to such Asset on the Allocation Schedule. The Parties agree (a) that the Allocated Values, as adjusted pursuant to this Agreement, shall be used by the Parties as the basis for reporting Asset values and other items for purposes of all federal, state and local Tax Returns, including Internal Revenue Service Form 8594, which the Parties shall timely file with the Internal Revenue Service (if required to be filed) and (b) that neither they nor their Affiliates will take positions inconsistent with such Allocated Values in notices to Governmental Authorities, in audit or other proceedings with respect to Taxes, in notices to preferential purchase right holders or in other documents or notices relating to the transactions contemplated by this Agreement unless required to do so by a final determination as defined in Section 1313 of the Code. The Parties shall confer and cooperate on any revisions to the allocation of the Purchase Price, including reporting any matters that require updating to be consistent with the agreed allocation.
ARTICLE 4
SELLER’S REPRESENTATIONS AND WARRANTIES
Seller represents and warrants to Buyer as of the date hereof and as of Closing as follows:
Section 4.1    Organization and Standing. Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to carry on its business in each jurisdiction in which the nature of its business as now conducted makes such qualification necessary, except where the failure to be so qualified or in good standing would not materially hinder or impede the consummation by Seller of the transactions contemplated by this Agreement.
Section 4.2    Legal Power. Seller has all requisite power and authority to carry on its business as presently conducted and to execute, deliver and perform this Agreement (and all documents required to be executed and delivered by Seller at Closing). The execution, delivery and performance of this Agreement (and such documents) and the consummation of the transactions contemplated hereby (and thereby) will not violate, or be in conflict with, any material provision of Seller’s governing documents or any material provisions of any agreement or instrument to which it is a party or by which it is bound, or, to Seller’s Knowledge, any judgment, decree, order, statute, rule or regulation applicable to Seller.
Section 4.3    Authorization and Enforceability. The execution, delivery and performance by Seller of this Agreement (and all documents required to be executed and delivered by Seller at Closing), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Seller. This Agreement constitutes (and, at Closing, such documents shall constitute) Seller’s legal, valid and binding obligation, enforceable against Seller in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.
Section 4.4    Liability for Brokers’ Fees. Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated hereby for which Buyer will have any responsibility.
Section 4.5    No Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by, or, to Seller’s Knowledge, threatened against Seller by any third Person.
Section 4.6    No Conflicts. The execution, delivery, performance and consummation of this Agreement (and the transactions contemplated hereby) by Seller do not and will not:
(a)    Violate, conflict with or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation under any term or provision of any instrument, agreement, contract, commitment, license, promissory note, conditional sales contract, indenture, mortgage, deed of trust, lease or other agreement, instrument or arrangement to which Seller is a party or by which Seller is bound (including the governing documents of Seller); or
(b)    Violate, conflict or constitute a breach of any Law by which Seller or any of its assets is subject.
Section 4.7    Consents and Approvals. No filing or registration with, and no permit, authorization, certificate, waiver, license, consent or approval of, any Governmental Authority is necessary for the execution, delivery or performance by Seller of this Agreement (other than existing permits and other existing approvals).
Section 4.8    Title to Assets; Special Warranty.
(a)    Title to Assets. Other than Permitted Encumbrances, immediately prior to Closing Seller is the record and beneficial owner of all of the Assets, free and clear of all liens and encumbrances (other than those arising under the Seller Credit Facility, all of which shall be fully released at Closing).

(b)    The Assets. All of the Assets are listed on Exhibits A, B and C.
(c)    Special Warranty of Title. Except for Permitted Encumbrances, from and after the Closing, Buyer will have Defensible Title to the real property interests included in the Assets; provided, that such interest is warranted only to the extent of claims that arise by, through or under Seller.
Section 4.9    Litigation.
(a)    Seller has not received a written claim or written demand notice that has not been resolved and that would materially and adversely affect Buyer or any Asset;
(b)    There are no actions, suits, governmental investigations, written governmental inquiries or proceedings pending or, to Seller’s Knowledge, threatened in writing against Seller or any of the Assets, in any court or by or before any Governmental Authority or arbitrator with respect to Seller or the Assets or that would affect Seller’s ability to consummate the transactions contemplated by this Agreement, or materially and adversely affect Buyer or any Asset; and
(c)    There is no existing award, decision, injunction, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority that materially and adversely affects the use, ownership, and/or operation of the Assets.
Section 4.10    Insurance. Schedule 4.10 sets forth a description of all policies of insurance to which Seller is a party or under which any of the Assets are covered, including the types of liabilities covered thereby, the limits of the coverage and the deductible for which Seller is responsible with respect to such insurance. Such insurance covers all of the Wells (except to the extent covered by insurance obtained for Seller’s benefit by third party operators). None of such insurance coverage was obtained through the use of false or misleading information or the failure to provide the insurer with all information requested in order to evaluate the liabilities and risks insured. There is no material default with respect to any provision contained in any such policy or binder, and Seller has not failed to give any notice or present any claim under such policy or binder in due and timely fashion. There are no billed but unpaid premiums past due under any such policy or binder. Except as shown in Schedule 4.10, (i) there have been no claims under any such policies or binders or previously existing policies and, to Seller’s Knowledge, there has not occurred any event that might reasonably form the basis of any claim against or relating to Seller that is covered by any such policies or binders with respect to which a claim has not been properly submitted thereunder and (ii) no notice of cancellation or non-renewal of any such policies or binders has been received.
Section 4.11    No Liens. Except for Permitted Encumbrances, Seller owns the Assets free and clear of all liens and encumbrances.
Section 4.12    Judgments. There are no unsatisfied judgments or injunctions issued by a Governmental Authority outstanding against Seller or any Assets that would be reasonably expected to materially interfere with the Buyer’s operation of the Assets from and after Closing or impair Seller’s ability to consummate the transactions contemplated by this Agreement.
Section 4.13    Compliance with Law. Seller is in compliance in all material respects with all Laws to which Seller or its business, operations, agents, assets or properties are subject (including, all record keeping and reporting requirements thereof). To Seller’s Knowledge, the ownership and operation of the Non-Operated Assets are in material compliance with all applicable Laws. Seller has not received written notice of a material violation of any Law, or any judgment, decree or order of any court, applicable to Seller’s business or operations that remains uncured, and that would, individually or in the aggregate, have a material and adverse effect on the Assets (or, after the Closing, Buyer). Seller has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of Seller. Notwithstanding anything to the contrary contained herein, the use of the words “Law” or “Laws” in this Section 4.13 does not include Environmental Laws, which are covered exclusively by Section 4.27.
Section 4.14    Rights to Production. Except with respect to Imbalances or as set forth on Schedule 4.14, no Person has any call upon, right to purchase or to market, option to purchase or market, or similar rights with respect to any portion of the Hydrocarbons produced from Seller-Operated Assets that is not terminable without penalty on less than three months’ notice.
Section 4.15    Take-or-Pay Arrangements. With respect to the Seller-Operated Assets, Seller has not received any prepayments or buydowns, or entered into any take-or-pay or forward sale arrangements, such that Seller (or, after the Closing, Buyer) will be obligated to make deliveries of Hydrocarbons produced from the Assets without receiving full payment therefor.
Section 4.16    Material Agreements. All Material Agreements are listed on Exhibit C. Each Material Agreement is in full force and effect and represents the legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms. Seller is not and, to Seller’s Knowledge, no other party is, in breach of any Material Agreement. Seller has not received or delivered notice of a default or breach with respect to any Material Agreement. Prior to the date of this Agreement, Seller has made available to Buyer or its representatives true and complete copies of each Material Agreement and all amendments and other modifications thereto.
Section 4.17    Compliance With Leases. Seller is in compliance in all material respects with the Leases, including all express and implied covenants thereunder, and no written demands or notices of default or non-compliance have been issued to or received by Seller. Except proceeds attributable to interests being held in suspense in accordance with prudent industry practice, all proceeds of production which Seller is disbursing or is required to disburse to third parties have been and are being accounted for under appropriate division orders, transfer orders or similar documents signed by or otherwise clearly binding on the parties receiving such proceeds and reflecting as to each party the decimal interest of such party.
Section 4.18    Payouts. No Wells are subject to a revision or other adjustment at some level of cost recovery or payout other than as expressly set forth on Exhibit B.

Section 4.19    Non-Consent Operations. Seller has not elected not to participate in any operation or activity proposed with respect to any Asset which could result in any of Seller’s interest in such Asset becoming subject to a penalty or forfeiture as a result of such election.
Section 4.20    Royalties and Rentals. All bonuses, delay rentals, minimum royalties and royalties, other than suspended royalties, with respect to the Seller-Operated Assets (and, to Seller’s Knowledge, with respect to the Non-Operated Assets) have been timely paid in accordance with applicable Leases and Laws.
Section 4.21    Permits. Seller has maintained and is maintaining all material Permits necessary to operate its businesses (and the Assets) as currently conducted. The Seller-Operated Assets (and, to Seller’s Knowledge, the Non-Operated Assets) are in material compliance with applicable Laws, Permits, rules, regulations, ordinances and orders. Seller has all Permits necessary to operate the Assets in all material respects as currently conducted. No event has occurred (including the execution and delivery of this Agreement) which permits, or after the giving of notice or lapse of time or both would permit, the revocation or termination of any Permit or the imposition of any (a) restrictions of such a nature as may limit any of the operations of Seller as historically conducted or (b) material fines, costs, or penalties under any Permit. For purposes of this Section 4.21, the Permits referred to may include Permits held in the name of Affiliate operators acting on behalf of Seller.
Section 4.22    Imbalances. Except as set forth on Schedule 4.22, as of the Effective Date and the date of this Agreement, there were and are no Imbalances attributable to the Seller-Operated Assets. To Seller’s Knowledge, Seller has not received a notice from an applicable operator relating to any of the Assets that an Imbalance constitutes all (or a portion) of Seller’s share of ultimately recoverable reserves in any balancing area.
Section 4.23    Preferential Rights and Transfer Requirements. Except as set forth on Schedule 4.23, there are no Preferential Rights or Transfer Requirements attributable to or with respect to any of the Assets.
Section 4.24    Taxes and Assessments.
(a)    Each material Tax return, declaration, report, claim for refund or information return or statement relating to Taxes (a “Tax Return”), including any schedule or attachment thereto and including any amendment thereof, required to be filed by or with respect to Seller has been timely and properly filed and all Taxes owed by or with respect to Seller has been timely and properly paid. There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax.
(b)    Seller has not received written notice of any pending claim (which remains outstanding) from any applicable Governmental Authority for assessment of Taxes with respect to Seller or the Assets.

(c)    The Assets are not subject to a Tax partnership agreement or provision requiring a partnership income Tax Return to be filed under applicable Law.
(d)    There are no Tax liens on any of the Assets except for Permitted Encumbrances.
(e)    Seller is not subject to any liability for Taxes under Treasury Regulation § 1.1502-6 (or any similar provision of state or local Law) or as an indemnitor, successor or transferee of any other Person, by contract or operation of Law.
(f)    All Assets, other than intangible assets, have been properly listed and described on the property Tax rolls in the jurisdictions in which such listing and description is required for all periods prior to the Closing Date, and no portion of the Assets constitutes omitted property for property Tax purposes.
(g)    Schedule 4.24 contains a list of all jurisdictions (A) in which Seller is required to file a Tax Return, or (B) to which any Tax is properly payable by Seller, and no jurisdiction in which Seller has not filed a specific Tax Return has asserted that Seller is required to file such Tax Return in such jurisdiction.
(h)    Seller has complied in all respects with all Laws relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by Law, withheld and paid over to the proper Governmental Authority all required amounts.
Section 4.25    Wells and Facilities. Except as set forth on Schedule 4.25, with respect to the Seller-Operated Assets (and, to Seller’s Knowledge, with respect to the Non-Operated Assets):
(a)    All Wells drilled by Seller (and, to Seller’s Knowledge, all other Wells) have been drilled and completed at legal locations and within the limits permitted by all applicable Leases, contracts, and pooling or unit agreements;
(b)    No Well is subject to penalties on allowables due to overproduction or any other violation of Law;
(c)    There are no Wells or other Facilities located on the Seller-Operated Assets (or, to Seller’s Knowledge, on the Non-Operated Assets) that (i) Seller (or the operator, in the case of a Non-Operated Asset) is currently obligated by any Law or contract to currently plug, dismantle or abandon; or (ii) have been plugged, dismantled, or abandoned in a manner that does not comply in all material respects with applicable Law;
(d)    To Seller’s Knowledge, all currently producing Wells and Facilities are in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted;
(e)    The Facilities include all equipment necessary for the operation of the Seller-Operated Assets in the ordinary course as currently operated by Seller or its Affiliates;

(f)    Seller has all easements, rights of way, licenses, and authorizations from Governmental Authorities necessary to access, construct, operate, maintain, and repair the Facilities in the ordinary course of business as currently conducted and in compliance with all applicable Laws; and
(g)    Exhibit B contains a list of all inactive wells located on the Seller-Operated Assets.
Section 4.26    Outstanding Capital Commitments.
(a)    As of the date of this Agreement, there are no outstanding AFEs that are binding on the Assets and that Seller reasonably anticipates will individually require expenditures by Seller or its respective successors-in-interest (including Buyer) from and after the Effective Time in excess of $10,000, other than as shown on Schedule 4.26(a).
(b)    There are no Leases that (i) are currently held by payment of shut-in royalties, reworking operations, any substitute for production in paying quantities, or any other means other than production in paying quantities, or (ii) will expire, terminate, or otherwise be materially impaired absent actions (other than continued production in paying quantities) by or on behalf of Buyer within 60 days after the Closing Date.
Section 4.27    Environmental Matters.
(a)    Seller has not received any written notice of violation or other information of any Environmental Law relating to Seller or the Assets where such violation has not been cured or otherwise remedied;
(b)    There has been no disposal offsite from the Assets by Seller (or any of its predecessors-in-interest) or (to Seller’s Knowledge) any of Seller’s contractors of any Hazardous Materials other than in accordance with Environmental Laws;
(c)    Seller has made available for review by Buyer and its representatives all documents and correspondence in Seller’s possession pertaining to potentially material environmental Obligations associated with the Assets;
(d)    To Seller’s Knowledge, there has been no violation of any Environmental Law by Seller or relating to the Assets;
(e)    To Seller’s Knowledge, there has been no release into the environment of any Hazardous Material that could reasonably be expected to cause Seller (or any successor-in-interest of Seller) or any Assets to be subject to a material remediation obligation pursuant to Environmental Laws;
(f)    To Seller’s Knowledge, Seller has maintained all material Permits required under Environmental Law with respect to the Assets; and

(g)    To Seller’s Knowledge, no event has occurred which permits, or after the giving of notice or lapse of time or both, would permit, the revocation or termination of any Permit required under Environmental Law.
Section 4.28    Conflicts Committee Information. The estimates and projections (including those contained in the internal reserve report) provided to the Conflicts Committee and its advisors by Seller and its Affiliates as part of the Conflicts Committee’s review of the transactions contemplated by this Agreement were prepared and delivered in good faith, have a reasonable basis, and are consistent with Seller’s current expectations regarding the Assets. To the extent such information relates to the periods during which Seller owned such Assets, to Seller’s Knowledge, the historical and current information (including that contained in the internal reserve report) relating to the Assets provided to the Conflicts Committee are correct in all material respects for the respective periods in which Seller owned such Assets, and are derived from Seller’s or Seller’s books and records. All historical and current information relating to Seller and/or the Assets provided to the Conflicts Committee was provided in good faith.
ARTICLE 5
BUYER’S REPRESENTATIONS AND WARRANTIES
Buyer represents and warrants to Seller as of the date hereof and as of Closing as follows:
Section 5.1    Organization and Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to carry on its business in each State where failure to be so qualified could reasonably be expected to adversely affect the Assets or consummation of the transactions contemplated by this Agreement.
Section 5.2    Legal Power. Buyer has all requisite power and authority to carry on its business as presently conducted and to execute, deliver and perform this Agreement (and all documents required to be executed and delivered by Buyer at Closing). The execution, delivery and performance of this Agreement (and such documents) and the consummation of the transactions contemplated hereby (and thereby) shall not violate, or be in conflict with, any material provision of Buyer’s governing documents or any material provisions of any agreement or instrument to which it is a party or by which it is bound, or, to its knowledge, any judgment, decree, order, statute, rule or regulation applicable to Buyer.
Section 5.3    Authorization and Enforceability. The execution, delivery and performance by Buyer of this Agreement (and all documents required to be executed and delivered by Buyer at Closing), and the consummation of the transactions contemplated hereby (and thereby), have been duly authorized by all necessary action on behalf of Buyer. This Agreement constitutes (and, at Closing, such documents shall constitute) Buyer’s legal, valid and binding obligation, enforceable against Buyer in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

Section 5.4    Liability for Brokers’ Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.
Section 5.5    Litigation. There is no action, suit, proceeding, claim or investigation by any Person or Governmental Authority that impedes or is likely to impede Buyer’s ability to consummate the transactions contemplated hereby.
Section 5.6    Acquisition of Acquired Units.
(a)    Buyer has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Acquired Units and is capable of bearing the economic risk of such investment. Buyer is an “accredited investor” as that term is defined in Rule 501 of Regulation D (without regard to Rule 501(a)(4)) promulgated under the Securities Act. Buyer is acquiring the Acquired Units for investment for its own account and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Acquired Units. Buyer does not have any Contract or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Acquired Units. Buyer acknowledges and understands that (i) the acquisition of the Acquired Units has not been registered under the Securities Act in reliance on an exemption therefrom and (ii) the Acquired Units will, upon such acquisition, be characterized as “restricted securities” under state and federal securities Laws. Buyer further acknowledges and understands that the Acquired Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities Laws.
(b)    Buyer has undertaken such investigation as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the acquisition of the Acquired Units. Buyer has had an opportunity to ask questions and receive answers from Seller regarding the terms and conditions of the offering of the Acquired Units and the business, properties, prospects and financial condition of the Partnership. The foregoing, however, does not modify the representations and warranties of Seller in Article 4, and Buyer acknowledges and understands that such representations and warranties constitute the sole and exclusive representations and warranties of Seller to Buyer in connection with the transactions contemplated by this Agreement.
ARTICLE 6
COVENANTS AND AGREEMENTS
Section 6.1    Covenants and Agreements of Seller. Seller covenants and agrees with Buyer as follows:

(a)    Access to Records; Physical Access to the Leases and Wells. From the date of this Agreement to the Closing, Seller will:
(i)    Make the Records available to Buyer and its representatives for inspection and review at Seller’s offices during normal business hours to permit Buyer to perform its due diligence review. Subject to the consent and cooperation of third Persons, Seller will assist Buyer in its efforts to obtain, at Buyer’s expense, such additional information from such Persons as Buyer may reasonably desire. Buyer may inspect the Records and such additional information only to the extent it may do so without violating any obligation of confidence or contractual commitment of Seller to a third Person. If disclosure or access is prohibited, Seller shall use commercially reasonable efforts to obtain permission to grant such access to Buyer and its representatives, and shall provide Buyer and its representatives with as much information or access concerning the matter as is possible while still complying with applicable Laws and Seller’s obligations; provided that Seller shall not be required to make any payments for the benefit of any third Person in order to do so.
(ii)    To the extent Seller has the legal authority to do so, grant Buyer, during reasonable business hours, physical access to the Properties to allow Buyer to conduct, at Buyer’s sole risk and expense, on-site inspections and environmental assessments of the Properties. In connection with any such on-site inspections, Buyer agrees not to unreasonably and materially interfere with the normal operation of the Properties and agrees to comply with all requirements of the operators of the Wells. If Buyer or its agents prepare an environmental assessment of any Lease or Well, Buyer agrees to keep such assessment confidential, unless disclosure is required pursuant to applicable Law, and to furnish copies thereof to Seller. IN CONNECTION WITH GRANTING SUCH ACCESS, BUYER REPRESENTS THAT IT IS ADEQUATELY INSURED AND WAIVES, RELEASES AND AGREES TO INDEMNIFY SELLER AND ITS RESPECTIVE DIRECTORS, OFFICERS, MEMBERS, MANAGERS, LIMITED PARTNERS, SHAREHOLDERS, EMPLOYEES, AGENTS, REPRESENTATIVES AND AFFILIATES AGAINST ALL CLAIMS FOR INJURY TO, OR DEATH OF, PERSONS OR FOR DAMAGE TO PROPERTY ARISING IN ANY WAY FROM THE ACCESS AFFORDED TO BUYER HEREUNDER OR THE ACTIVITIES OF BUYER, REGARDLESS OF CAUSE, INCLUDING THE CONCURRENT NEGLIGENCE OF SELLER AND ITS CONTRACTORS AND SUBCONTRACTORS AND THEIR EMPLOYEES, BUT EXCLUDING HOWEVER, THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SUCH PERSON. THIS WAIVER, RELEASE AND INDEMNITY BY BUYER SHALL SURVIVE TERMINATION OF THIS AGREEMENT.
(b)    Operation of the Assets. From the date of this Agreement to the Closing, Seller will:

(i)    Maintain the Seller-Operated Assets and operate the Seller-Operated Assets as a reasonably prudent operator in the ordinary course of business;
(ii)    Pay or cause to be paid its proportionate share of all costs and expenses incurred in connection with the operation of the Assets;
(iii)    Pay or cause to be paid all bonuses and rentals, royalties, overriding royalties, shut-in royalties, and minimum royalties and development and operating expenses, ad valorem, property, production, severance, excise, and similar Taxes, and other payments incurred with respect to the Assets except (A) royalties held in suspense as a result of title issues and that do not give any third party a right to cancel an interest in an Asset and (B) expenses or royalties being contested in good faith, unless the nonpayment of such contested expenses or royalties could result in the loss of a Lease, in which case Seller shall notify Buyer and obtain Buyer’s approval prior to withholding such payment;
(iv)    Comply in all material respects with all applicable Laws, statutes, ordinances, rules, regulations and orders relating to the Assets;
(v)    Maintain the personal property comprising part of the Seller-Operated Assets in at least as good a condition as it is on the date hereof, subject to ordinary wear and tear;
(vi)    Keep Buyer reasonably informed regarding current and proposed activities and operations relating to the Assets;
(vii)    Notify Buyer of ongoing activities and major capital expenditures with respect to the Seller-Operated Assets in excess of $10,000 per activity or expenditure, net to the interest constituting part of the Assets, other than recompletions and other Capital Projects (which in all cases are deemed approved by Buyer);
(viii)    Use commercially reasonable efforts to preserve intact its present business organization and endeavor to preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be adversely affected in any material respect at the Closing;
(ix)    Keep and maintain accurate books, records and accounts;
(x)    Maintain in full force and effect existing insurance policies and binders subject only to variations required by the ordinary course of business, or else will obtain, prior to the lapse of any such policy or binder, substantially similar coverage with insurers of recognized standing;

(xi)    Pay all Taxes imposed upon any of its Assets or with respect to its franchises, business, income or assets before any penalty or interest accrues thereon;
(xii)    Pay all claims and expenses (including claims and expenses for labor, services, materials and supplies) which are not the subject of a bona fide dispute when they become due and payable in accordance with their terms;
(xiii)    Comply with and enforce the provisions of the Material Contracts, including paying when due all Indebtedness, payables, rentals, royalties, expenses and other liabilities relating to its business or Assets which are not the subject of a bona fide dispute; and
(xiv)    At all times preserve and keep in full force and effect its corporate existence.
(c)    Restriction on Operations. From the date of this Agreement to the Closing, Seller shall not, without Buyer’s consent (which shall not be unreasonably withheld):
(i)    Take any action that would cause its representations or warranties under this Agreement to be materially incorrect (or with respect to representations and warranties qualified by materiality or material adverse effect, incorrect in any respect) as of the Closing Date;
(ii)    Abandon any Seller-Operated Asset (except any Leases, after the expiration of its primary term if not capable of producing in paying quantities);
(iii)    Commence, propose, or agree to participate in any single operation with respect to any of the Properties with an anticipated net cost with respect to the Assets of greater than $10,000, except for emergency operations, operations required under presently existing contractual obligations disclosed pursuant to Section 4.26 and ongoing commitments under existing AFEs disclosed pursuant to Section 4.26;
(iv)    Enter into, terminate, cancel, or materially amend or modify any Material Agreement or Lease, or enter into any new farmout, farmin or other similar contract affecting any Asset;
(v)    Make any change to a division order, revenue deck or expense deck relating to any Seller-Operated Asset that causes the Net Revenue Interest or Working Interest in such Asset to differ from that set forth for such Property on

Exhibit B;
(vi)    Make any other material change to a division order, revenue deck or expense deck relating to any Seller-Operated Asset without written notice to Buyer (for such purposes, a customary change to the ownership of an individual interest arising from a transfer by sale, gift or death shall not constitute a material change);

(vii)    Make any written or oral agreement allowing for the use of land covered by the Leases or the Units for mining purposes;
(viii)    Sell, lease, encumber or otherwise dispose of all or any part of the Assets (other than replacement of equipment and sales of Hydrocarbons in the ordinary course of business);
(ix)    Permit the lapse of any insurance now in force with respect to the Assets;
(x)    Grant or create any preferential right to purchase, right of first negotiation, right of first purchase, Transfer Restriction or similar right, obligation or requirement with respect to any Asset;
(xi)    Liquidate, dissolve, merge, consolidate, restructure, recapitalize or otherwise reorganize the Seller or make any other change in the capitalization of the Seller;
(xii)    Create, incur or assume any Indebtedness (excluding borrowings under the Seller Credit Facility in the ordinary course of business) or guarantee any such Indebtedness or create, incur or permit to exist any lien or encumbrance other than Permitted Encumbrances;
(xiii)    Amend or otherwise modify the Seller’s governing documents; or
(xiv)    Agree to do any of the foregoing.
(d)    Marketing Contracts. Except for amendments made in the ordinary course of business adding additional wells or production to existing marketing contracts, unless Seller obtains the prior written consent of Buyer to act otherwise, Seller shall not enter into any new marketing contracts or agreements providing for the sale of Hydrocarbons produced from the Seller-Operated Assets.
Section 6.2    Enforcement of Third Party Provisions.
From the date of this Agreement to the Closing, Seller shall, at Buyer’s request, use reasonable efforts to enforce all of its rights against third Persons under any warranties, guarantees or indemnities given by such third Persons.
Section 6.3    Confidentiality.
(a)    All data and information, whether written or oral, obtained from Seller in connection with the transactions contemplated hereby, including the Records, whether obtained by Buyer before or after the execution of this Agreement, and data and information generated by Buyer based on data or information obtained from Seller in connection with the transactions contemplated hereby (collectively, the “Information”), is deemed by the Parties to be confidential. Until the Closing, except as required by Law, Buyer and its respective officers, agents and representatives shall hold in strict confidence all Information, except any Information which:
(i)    At the time of disclosure by Seller is in the public domain;
(ii)    After disclosure by Seller becomes part of the public domain by publication or otherwise, except by breach of this commitment by Buyer;
(iii)    Buyer can establish was rightfully in its possession at the time of disclosure by Seller;
(iv)    Buyer rightfully received from third Persons free of any obligation of confidence; or
(v)    Is developed independently by Buyer without the Information, provided that the Person or Persons developing the data shall not have had access to the Information.
(b)    Return of Information. If Closing does not occur and this Agreement is terminated, if Seller so requests at any time, Buyer shall: (i) return to Seller all copies of the Information in its possession obtained pursuant to any provision of this Agreement, which Information is at the time of termination required to be held in confidence pursuant to this Section 6.3; and (ii) destroy any and all notes, reports, studies or analyses based on, or incorporating, the Information. The terms of this Section 6.3 shall survive termination of this Agreement.
(c)    Injunctive Relief. Buyer agrees that Seller shall not have an adequate remedy at law if Buyer violates any of the terms of this Section 6.3. In such event, Seller shall have the right, in addition to any other it may have, to obtain injunctive relief to restrain any breach or threatened breach of the terms of this Section 6.3, or to obtain specific enforcement of such terms.
Section 6.4    SEC Matters. Seller acknowledges that the Partnership may be required to include financial statements relating to the Seller (“SEC Financial Statements”) in documents filed with the SEC by the Partnership pursuant to the Securities Act or the Exchange Act, and that such SEC Financial Statements may be required to be audited. In that regard, Seller shall cooperate with Buyer, and provide Buyer reasonable access to such records (to the extent such information is available) and personnel of Seller as Buyer may reasonably request to enable Buyer, and its representatives and accountants, at Buyer’s sole cost and expense, to create and audit any SEC Financial Statements that Buyer deems necessary. Seller hereby consents to the inclusion or incorporation by reference of the SEC Financial Statements in any registration statement, report or other document of Buyer or any of its Affiliates to be filed with the SEC in which Buyer or Affiliate reasonably determines that the SEC Financial Statements are required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act. Upon request of Buyer, Seller shall use commercially reasonable efforts to cause the external audit firm that audits the SEC Financial Statements to consent to the inclusion or incorporation by reference of its audit opinion with respect to any applicable audited financial statements of Buyer in any such registration statement, report or other document. Seller shall provide Buyer and its independent accountants with access to (i) any audit work papers of Seller’s independent accountants and (ii) any management representation letters provided by Seller to Seller’s independent accountants.
Section 6.5    Casualty or Condemnation Loss.
(a)    If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (“Casualty Loss”), and the loss as a result of such Casualty Loss individually or in the aggregate exceeds 1% of the unadjusted Purchase Price, Seller shall have the option to exclude such affected Assets from the transactions contemplated by this Agreement and reduce the Purchase Price by the aggregate Allocated Value of such excluded Assets. If Seller opts to exclude any such affected Assets (collectively, the “Retained Assets”), Seller shall assign such Retained Assets to Seller before Closing. If Seller opts not to exclude such affected Assets, Buyer shall nevertheless be required to close, and Seller shall elect, by written notice to Buyer prior to Closing, in the case of fire or other casualty, either (A) to cause the such affected Assets affected to be repaired or restored to at least their condition prior to such Casualty Loss, at Seller’s sole cost, risk and expense, as promptly as reasonably practicable (which work may extend after the Closing Date), or (B) to indemnify Buyer in a manner reasonably acceptable to Buyer against any Losses that Buyer reasonably incurs to repair such affected Assets. In the case of condemnation or eminent domain, the Parties shall work together in good faith to reduce the Purchase Price by an amount equal to the Allocated Value (or applicable portion thereof) of the Assets (or portion thereof) taken in condemnation or under right of eminent domain. In each case, Seller shall retain all rights to insurance and other claims against third Persons with respect to the Casualty Loss, except to the extent the Parties otherwise agree in writing.
(b)    If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets experiences a Casualty Loss, and the loss as a result of such Casualty Loss individually or in the aggregate is 1% or less of the unadjusted Purchase Price, Buyer shall nevertheless be required to close and Seller shall, at Closing, pay to Buyer all sums (if any) paid to Seller by third Persons by reason of such Casualty Loss and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards, and other rights against third Persons arising out of such Casualty Loss.
Section 6.6    Further Assurances. Each Party shall use its respective commercially reasonable efforts to obtain all approvals and consents required by or necessary for the transactions contemplated hereby, and to ensure that all of the conditions to its respective obligations contained in Article 7 or Article 8, as applicable, are satisfied as soon as reasonably practicable; provided, however, that neither Buyer nor Seller shall be required to take or cause to be taken any action, or to do or cause to be done anything, that this Agreement contemplates to be taken or done, or caused to be taken or done, by the other Party.

Section 6.7    [Intentionally Omitted].
Section 6.8    Tax Matters.
(a)    Except as otherwise provided herein, each Party shall bear all Taxes imposed on it as a result of the transactions contemplated by this Agreement. Each Party shall timely file, to the extent required by or permissible under applicable Law, all Tax Returns and other documentation with respect to any such Taxes.
(b)    All sales, use or other Taxes (other than Taxes on gross income, net income or gross receipts) and duties, levies or other governmental charges incurred by or imposed with respect to the transfer to Buyer undertaken pursuant to this Agreement shall be the responsibility of, and shall be paid by, Seller.
(c)    If notice of any audit, examination or other proceeding with respect to Taxes of Seller (a “Tax Claim”) shall be received by either Party for which the other Party may be reasonably expected to be liable pursuant to Article 11, the notified Party shall notify such other Party in writing of such Tax Claim; provided, however, that the failure of the notified Party to give the other Party notice as provided herein shall not relieve such failing Party of its obligations under Article 11, except to the extent the other Party is actually and materially prejudiced thereby.
Section 6.9    Registration Rights Agreement. The Parties shall use commercially reasonable efforts to enter into a customary registration rights agreement between Buyer and the Partnership with respect to the Acquired Units within 30 days of Closing. The terms of such registration rights agreement shall be substantially in similar form as set forth in Section 7.12 of the Partnership Agreement.
ARTICLE 7
SELLER’S CONDITIONS TO CLOSE
The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment at or prior to the Closing of each of the following conditions:
Section 7.1    Representations. The representations and warranties of Buyer herein contained shall be true and correct in all material respects (and in all respects, in the case of representations and warranties qualified by materiality or material adverse effect) as of the Closing Date as though made on and as of such date, other than representations and warranties that refer to a specified date, which shall be true and correct as of such date.
Section 7.2    Performance. Buyer shall have performed or complied with in all material respects (and in all respects, in the case of obligations, covenants and agreements qualified by materiality) all obligations, covenants, and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

Section 7.3    Pending Matters. No suit, action or other proceeding shall be pending or threatened, and no injunction, order or award shall have been issued, that seeks to restrain, enjoin or otherwise prohibit, or recover material damages with respect to, the consummation of the transactions contemplated by this Agreement, excluding any such matter initiated by Seller or any of its Affiliates.
Section 7.4    Execution and Delivery of the Closing Documents. Buyer shall have executed, acknowledged and delivered, or shall stand ready to execute, acknowledge and deliver, as appropriate, to Seller all closing deliverables described in Section 9.3.
Section 7.5    Credit Facility and Derivative Matters. Simultaneously with the Closing (a) Seller shall have received all necessary consents and lien releases and/or terminations with respect to all mortgages and security interests relating to the Assets under the Seller Credit Facility.
ARTICLE 8
BUYER’S CONDITIONS TO CLOSE
The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment at or prior to the Closing of each of the following conditions:
Section 8.1    Representations. The representations and warranties of Seller herein contained shall be true and correct in all material respects (and in all respects, in the case of representations and warranties qualified by materiality or material adverse effect), as of the Closing Date as though made on and as of such date, other than representations and warranties that refer to a specified date, which need only be true and correct as of such date.
Section 8.2    Performance. Seller shall have performed in all material respects (and in all respects, in the case of obligations, covenants and agreements qualified by materiality) all obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.
Section 8.3    Pending Matters. No suit, action or other proceeding shall be pending or threatened, and no injunction, order or award shall have been issued, that seeks to restrain, enjoin or otherwise prohibit, or recover material damages with respect to, the consummation of the transactions contemplated by this Agreement, excluding any such matter initiated by Buyer or any of its Affiliates.
Section 8.4    Execution and Delivery of the Closing Documents. Seller shall have executed, acknowledged and delivered, or shall stand ready to execute, acknowledge and deliver, as appropriate, to Buyer all closing documents described in Section 9.2.
Section 8.5    Credit Facility and Derivative Matters. The conditions contemplated by Section 7.5 shall have been satisfied.
ARTICLE 9
THE CLOSING

Section 9.1    Time and Place of the Closing. If the conditions referred to in Article 7 and Article 8 have been satisfied or waived in writing, and subject to any extensions provided for herein, the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Company located at 2501 N. Harwood Street, Suite 2410, Dallas, Texas 75201, at 10:00 a.m. Dallas, Texas time on February 28, 2014, or on such other date that is mutually agreed by the Parties (the “Closing Date”).
Section 9.2    Actions of Seller at the Closing. At the Closing, Seller shall:
(a)    execute, acknowledge and deliver to Buyer counterparts of the Conveyance;
(b)    execute and deliver to Buyer an affidavit attesting to the non-foreign status of Seller in the form prescribed in Treasury Regulation Section 1.1445-2(b)(2);
(c)    deliver to Buyer a certificate, duly executed by an authorized officer of Seller, certifying on behalf of Seller that the conditions set forth in Section 8.1 and Section 8.2 have been fulfilled;
(d)    deliver to Buyer duly executed and acknowledged releases and terminations of any financing statements and other encumbrances and interests burdening the Assets in favor of the administrative agent under the Seller Credit Facility;
(e)    execute, acknowledge and deliver any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.
Section 9.3    Actions of Buyer and the Partnership at the Closing. At the Closing, Buyer and the Partnership, as appropriate, shall:
(a)    deliver to Seller the Purchase Price, (i) by wire transfer to accounts designated in writing by Seller with respect to the cash component of the Purchase Price and (ii) original unit certificates representing the Acquired Units ;
(b)    execute, acknowledge and deliver to Seller counterparts of the Conveyance;
(c)    deliver to Seller a certificate, duly executed by an authorized officer of the general partner of the Partnership, certifying on behalf of Buyer that the conditions set forth in Section 7.1 and Section 7.2 have been fulfilled; and
(d)    execute, acknowledge and deliver any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.
ARTICLE 10
TERMINATION
Section 10.1    Right of Termination. This Agreement and the transactions contemplated hereby may be completely terminated at any time at or prior to the Closing:

(a)    by mutual written consent of the Parties;
(b)    by either Seller or Buyer after March 5, 2014 if the Closing shall not have occurred on or before such date; provided, however, that no Party shall have the right to terminate this Agreement pursuant to this clause (b) if such Party is at such time in material breach of its representations and warranties set forth in this Agreement or negligently or willfully failed to perform or observe its covenants and agreements herein in any material respect;
(c)    by either Seller or Buyer if any Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein;
(d)    by either Seller or Buyer if the other is in material breach of this Agreement, has received notice of such breach by the asserting Party and has not cured such breach on or before March 5, 2014, unless such breach has been waived by the asserting Party; or
(e)    by either Seller or Buyer after March 5, 2014 if the Closing shall not have occurred on or before such date, if both Parties are at such time in material breach of this Agreement or if neither Party has at such time satisfied their respective conditions of the other Party to close.
Section 10.2    Effect of Termination. In the event that the Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 10.1, then except as set forth in Section 6.1, Section 6.3, Article 1 and Article 13, this Agreement shall be null and void; provided, however, that no termination of this Agreement shall relieve any Party from any liability by such Party for any breach of this Agreement prior to such termination.
ARTICLE 11
OBLIGATIONS AND INDEMNIFICATION
Section 11.1    Buyer’s Indemnification. Provided that the Closing occurs, Buyer shall release, defend, indemnify and hold harmless the Seller Indemnitees from and against any and all Losses suffered by such Seller Indemnitees arising out of or related to:
(a)    Buyer’s breach of any covenant or agreement made by Buyer in this Agreement; and
(b)    The breach of any representation or warranty made by Buyer in Article 5 or any representation with respect thereto in the certificate delivered pursuant to Section 9.3(c).
Section 11.2    Seller’s Indemnification. Provided that the Closing occurs and subject to the other provisions of this Article 11, Seller shall release, defend, indemnify and hold harmless the Buyer Indemnitees from and against any and all Losses arising out of or relating to:

(a)    Seller’s breach of any covenant or agreement made by Seller in this Agreement;
(b)    The breach of any of the Fundamental Representations or any representation with respect thereto in the certificate delivered pursuant to Section 9.2(c);
(c)    The breach of any representation or warranty (other than any Fundamental Representation) made by Seller in Article 4 or any representation with respect thereto in the certificate delivered pursuant to Section 9.2(c);
(d)    Any Covered Environmental Losses suffered or incurred by Buyer;
(e)    Any liability to third parties for personal injury or death to the extent occurring before the Closing Date as a result of the ownership and/or operation of the Assets, or any obligations arising under the Material Agreements to the extent attributable to the period prior to the Closing Date;
(f)    Any Tax liability of Seller attributable to a period prior to the Closing Date;
(g)    All Obligations attributable to or arising out of (i) Seller’s or its Affiliates’ employment of their respective employees, (ii) Seller’s or its Affiliates’ employee benefit plans, or (iii) Seller’s or its Affiliates’ responsibilities under the Employee Retirement Income Security Act of 1974, as amended, in respect of employee benefit plans applicable to their respective employees; and
(h)    Any and all liabilities and obligations (whether vested, absolute, or contingent, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether contractual, statutory, or otherwise) relating to the ownership and/or operation of the Retained Assets, whether before or after Closing.
Section 11.3    Limitations for Seller’s Indemnification.
(a)    Time Limitations. Notwithstanding anything to the contrary herein:
(i)    Seller’s indemnification obligations under Section 11.2(b) and Section 11.2(c) shall only apply with respect to any breach of any representation or warranty if Buyer has provided Seller with written notice claiming indemnification therefor on or before the date on which such representation or warranty expires pursuant to Section 12.3;
(ii)    Seller’s indemnification obligations under Sections 11.2(d) and 11.2(e) shall only apply to any claim thereunder if Buyer has provided Seller with written notice claiming indemnification for such claim on or before 12 months after the Closing Date; and
(iii)    Seller’s indemnification obligations under Section 11.2(f) shall only apply to any claim thereunder if Buyer has provided Seller with written notice claiming indemnification for such claim on or before the 60th day after the expiration of any applicable statute of limitations.
(b)    Deductible. Notwithstanding anything to the contrary herein, no claim may be made against Seller for indemnification under Section 11.2(c) until the aggregate dollar amount of the Material Losses suffered or incurred by Buyer for which Buyer would otherwise be entitled to indemnification thereunder exceeds 1% of the unadjusted Purchase Price; after such time Seller shall be liable to the extent and only to the extent that the aggregate amount of such Material Losses exceeds 1% of the unadjusted Purchase Price. The term “Material Losses” means only those Losses that exceed $5,000.
(c)    Cap. Notwithstanding anything to the contrary herein, Seller’s aggregate liability under Section 11.2(c) shall not exceed 20% of the unadjusted Purchase Price.
(d)    Notwithstanding anything to the contrary in this Agreement, any representation or warranty in Article 4 or Article 5 that is qualified by terms such as “material,” “materiality,” “material adverse effect,” or “in any material respect” or similar qualifying language shall be deemed not to be so qualified for purposes of indemnification pursuant to this Section 11.3. The Parties shall treat, for Tax purposes, any amounts paid pursuant to this Article 11 as an adjustment to the Purchase Price.
Section 11.4    Notices and Defense of Indemnified Matters.
(a)    Each Party seeking indemnification (each, an “Indemnified Party”) pursuant to this Article 11 agrees that within a reasonable period of time after it shall become aware of facts giving rise to a claim for indemnification pursuant to this Article 11, it will provide notice thereof in writing to the Parties from whom indemnification is sought pursuant to this Article 11 (each, an “Indemnifying Party”) specifying the nature of and specific basis for such claim; provided, however, that failure to timely provide such notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is materially prejudiced by such delay or omission.
(b)    The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification set forth in this Article 11, including the selection of counsel (provided that such counsel shall be reasonably acceptable to the Indemnified Parties), determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Indemnified Parties unless it includes a full release of the Indemnified Parties and their respective Subsidiaries from such matter or issues, as the case may be.
(c)    The Indemnified Parties agree to cooperate fully with the Indemnifying Parties with respect to all aspects of the defense of any claims covered by the indemnification set forth in this Article 11, including the prompt furnishing to the Indemnifying Parties of any correspondence or other notice relating thereto that the Indemnified Parties may receive, permitting the names of the Indemnified Parties to be utilized in connection with such defense, the making available to the Indemnifying Parties of any files, records or other information of the Indemnified Parties that Indemnifying Parties consider relevant to such defense and the making available to Indemnifying Parties of any employees of the Indemnified Parties; provided, however, that in connection therewith Indemnifying Parties agree to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Parties and further agrees to reasonably maintain the confidentiality of all files, records and other information furnished by the Indemnified Parties pursuant to this Section 11.4; provided further that no Indemnified Party shall be obligated to make available any such records, files or other information that is subject to the attorney-client privilege of such Indemnified Party. In no event shall the obligation of the Indemnified Parties to cooperate with Indemnifying Parties as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Parties an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article 11; provided, however, that the Indemnified Parties may, at their option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Parties agree to keep any such counsel hired by the Indemnified Parties reasonably informed as to the status of any such defense, but Indemnifying Parties shall have the right to retain sole control over such defense.
(d)    In determining the amount of any Losses for which the Indemnified Parties are entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by all amounts recovered by the Indemnified Parties under contractual indemnities from third parties. The Indemnified Parties hereby agree to use commercially reasonable efforts to realize any applicable insurance proceeds or amounts recoverable under such contractual indemnities; provided, however, that the costs and expenses (including court costs and reasonable attorneys’, accountants’, and experts’ fees) of the Indemnified Parties in connection with such efforts shall be promptly reimbursed by the Indemnifying Parties. To the extent that Indemnifying Parties have made any indemnification payment hereunder in respect of a claim for which the Indemnified Parties have asserted a related claim for insurance proceeds or under a contractual indemnity, Indemnifying Parties shall be subrogated to the rights of the Indemnified Parties to receive the proceeds of such insurance or contractual indemnity.
ARTICLE 12
LIMITATIONS ON REPRESENTATIONS AND WARRANTIES
Section 12.1    Disclaimers of Representations and Warranties. The express representations and warranties of Seller contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER IN THIS AGREEMENT AND THE CERTIFICATE DELIVERED PURSUANT TO SECTION 9.2(c), BUYER ACKNOWLEDGES THAT SELLER AND ITS REPRESENTATIVES HAVE NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY

EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO:
(a)    PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS;
(b)    THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER; AND
(c)    THE ENVIRONMENTAL CONDITION OF THE ASSETS.
EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER IN THIS AGREEMENT AND THE CERTIFICATE DELIVERED PURSUANT TO SECTION 9.2(c), SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (v) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (vi) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, AND (vii) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH, IT BEING THE EXPRESS INTENTION OF THE PARTIES THAT (EXCEPT AS EXPRESSLY COVERED BY A REPRESENTATION OR WARRANTY CONTAINED IN THIS AGREEMENT) THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES INCLUDED IN THE ASSETS SHALL BE CONVEYED TO BUYER, AND BUYER SHALL ACCEPT SAME, AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, AND BUYER REPRESENTS TO SELLER THAT BUYER SHALL MAKE OR CAUSE TO BE MADE SUCH INSPECTIONS WITH RESPECT TO SUCH PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES AS BUYER DEEMS APPROPRIATE. SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.
Section 12.2    Independent Investigation. Buyer represents and acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as Seller and that it has had (or shall have prior to the Closing) access to the Assets, the officers and employees of Seller, and the books, records and files of Seller relating to the Assets, and in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on the basis of its own independent due diligence investigation of the Assets and upon the representations and warranties made in Article 4 and the certificate delivered pursuant to Section 9.2(c), and not on any other representations or warranties of Seller or any other Person.
Section 12.3    Survival. The representations and warranties of Buyer in Article 5 shall survive Closing for a period of 12 months from the Closing, after which Buyer shall have no liability or obligation in relation thereto except as to matters for which Seller has provided Buyer a specific written claim on or before such termination date. Seller’s representations and warranties in Section 4.24 shall survive the Closing until 60 days after the expiration of the applicable statute of limitations period. The Fundamental Representations shall survive the Closing in perpetuity. The remainder of Seller’s representations and warranties in Article 4 shall survive Closing for a period of 12 months from the Closing, after which Seller shall have no liability or obligation in relation thereto except as to matters for which Buyer has provided Seller a specific written claim on or before such termination date. All other covenants and obligations contained in this Agreement shall survive the Closing indefinitely, except as specifically provided herein.
ARTICLE 13
MISCELLANEOUS
Section 13.1    Expenses. Except as otherwise provided in this Agreement or any document to be executed pursuant hereto, regardless of whether the transactions contemplated by this Agreement occur, each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with the transactions contemplated hereby, and neither Party shall be entitled to any reimbursement for such expenses from the other Party. For the purposes of clarity, in the event of a conflict between the terms of this Section 13.1 and the terms of Article 11, the terms of Article 11 shall prevail.
Section 13.2    Document Retention. As used in this Section 13.2, the term “Documents” shall mean all files, documents, books, records and other data delivered to Buyer by Seller pursuant to the provisions of this Agreement (other than those that Seller has retained either the original or a copy of), including: financial and Tax accounting records; land, title and division of interest files; contracts; engineering and well files; and books and records related to the operation of the Assets prior to the Closing Date. Buyer shall retain and preserve the Documents for a period of no less than seven years following the Closing Date (or for such longer period as may be required by Law), and shall allow Seller or its representatives, at Seller’s expense, to inspect the Documents at reasonable times and upon reasonable notice during regular business hours during such time period. Seller shall have the right during such period to make copies of the Documents at its expense.
Section 13.3    Entire Agreement. This Agreement, the documents to be executed pursuant hereunder, and the Exhibits and Schedules attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 13.4    Amendments; Supplements to Schedules. Except as expressly set forth otherwise in this Section 13.4, no supplement, amendment, alteration, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties and specifically referencing this Agreement and identified as a supplement, amendment, alteration, modification or waiver.
Section 13.5    Waiver. No waiver or consent, express or implied, by any Party of or to any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver of or to any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.
Section 13.6    Publicity. The Parties hereto shall consult with each other and no Party shall issue any public announcement or statement with respect to this Agreement or the transactions contemplated hereby without the consent of the other Parties, unless such announcement or statement is required by applicable law or stock exchange requirements.
Section 13.7    No Third Party Beneficiaries. Except as provided in Section 11.1 and Section 11.2, nothing in this Agreement shall provide any benefit to any third Person or entitle any third Person to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a third Person beneficiary contract. The provisions of this Agreement are enforceable solely by the Parties (including any permitted assignee), and no limited partner or member of the Partnership or other Person shall have the right, separate and apart from the Parties hereto, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.
Section 13.8    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, by operation of law otherwise, by any Party without the prior written consent of the other Parties (which consent not to be unreasonably denied, withheld or delayed), and any attempted assignment without such consent shall be void; provided, that Buyer may assign the right to receive the Assets hereunder in whole or in part to any of its Affiliates. Any assignment by any Party as permitted hereby shall not relieve such Party from any liability hereunder.
Section 13.9    Governing Law; Venue. This Agreement, other documents delivered pursuant hereto and the legal relations between the Parties shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law that would result in the application of the laws of another jurisdiction. The Parties hereto irrevocably submit to the jurisdiction of the courts of the State of Texas and the federal courts of the United States of America located in Dallas County, Texas over any dispute between the Parties arising out of this Agreement or the transactions contemplated hereby, and each Party irrevocably agrees that all such claims in respect of such dispute shall be heard and determined in such courts. The Parties hereto irrevocably waive, to the fullest extent permitted by Law, any objection which they may now or hereafter have to the venue of any dispute arising out of this Agreement or the transactions contemplated hereby being brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by a suit on the judgment or any other manner provided by Law. The Parties hereby waive trial by jury in any action, proceeding or counterclaim brought by any Party against another in any matter whatsoever arising out of or in relation to or in connection with this Agreement.
Section 13.10    Specific Performance. The Parties acknowledge and agree that the remedy of specific performance shall be available to (a) Buyer in the event that Seller willfully breaches this Agreement and (b) Seller in the event that Buyer willfully breaches this Agreement.
Section 13.11    Notices. Any notice, communication, request, instruction or other document by any party to another required or permitted hereunder shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested, overnight courier or facsimile to the respective address of the applicable Party set forth below. Any such notice shall be effective only upon receipt; provided, that notice given by facsimile transmission shall be confirmed by appropriate answer-back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours.
Seller:
Mid-Con Energy III, LLC
2431 E. 61st Street, Suite 850
Tulsa, OK 74136
Attention: Charles R. Olmstead
Fax: (918) 743-8859
Buyer or the Partnership:
c/o Mid-Con Energy GP LLC
2501 N. Harwood Street, Suite 2410
Dallas, TX 75201
Attention: Jeffery R. Olmstead
Fax: (469)206-6823
The Conflicts Committee:
Cameron O. Smith, Chairman of the Conflicts Committee
of Mid-Con Energy Partners, LP
1 Great Elm Drive, Main House South
(or PO Box 8)
Sharon CT 06069
Either Party may, by written notice so delivered to the other Party, change its address for notice purposes hereunder.
Section 13.12    Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intention as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 13.13    Time of the Essence. Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
Section 13.14    Counterpart Execution. This Agreement may be executed in any number of counterparts. If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original. No Party shall be bound until all Parties have executed a counterpart. Facsimile or other electronic copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.
Section 13.15    Further Assurances. After Closing, each Party agrees to take such further actions and to execute, acknowledge and deliver, without further consideration, all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.
Section 13.16    Transfer Taxes. Seller shall be responsible for and pay all sales, transfer, use and similar Taxes arising from or associated with the transfer of the Assets (other than Taxes based on income) and all costs and expenses (including recording fees and real estate transfer Taxes and real estate transfer stamps) incurred in connection with obtaining or recording title to the Assets.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first set forth above.
SELLER:
MID-CON ENERGY III, LLC
By:    /s/ Nathan P. Pekar
Name:    Nathan P. Pekar
Title:    Vice President & General Counsel

BUYER:
MID-CON ENERGY PROPERTIES, LLC, a
Delaware limited liability company

By:    Mid-Con Energy Partners, LP, a
Delaware limited partnership, its
Sole Member

By:    Mid-Con Energy GP, LLC, a
Delaware limited liability company,
Its General Partner

By:    /s/ Jeffery R. Olmstead
Name:    Jeffery R. Olmstead
Title:    President & Chief Financial Officer

PARTNERSHIP
MID-CON ENERGY PARTNERS, LP
By:    Mid-Con Energy GP LLC,
its general partner

By:    /s/ Jeffery R. Olmstead
Name:    Jeffery R. Olmstead
Title:    President & Chief Financial Officer